Signature Page

The following form of signature shall follow items 79, 85, 88, 104, 110 or 132 as appropriate.

This report is signed on behalf of the registrant (or depositor or trustee).

City of  Arlington                            Commonwealth of: Virginia

Date: March 2, 2009


Name of Registrant, Depositor, or Trustee:

/s/Danielle Sieverling
Chief Compliance Officer
By (Name and Title):


/s/Kelly Bowers-Whetstone
Director of Compliance
Witness (Name and Title):

SECs Collection of Information

An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid control number. Filing of this Form is mandatory. Section 30 of the Investment Company Act of 1940 (1940 Act) and the rules thereunder, and Sections 13 and 15(d) of the Securities Exchange Act of 1934 require investment companies to file annual and periodic reports with the Commission. The Commission has specified Form N-SAR for reports for investment companies. The Commission staff uses the information in performing inspections of investment companies,selectively reviewing registration documents filed under the 1940 Act and the Securities Act of 1933 and conducting studies and other types of analyses necessary to keep the Commissions regulatory program for investment companies current in relation to changing industry conditions.The information collected on Form N-SAR is publicly available. Any member of the public may direct to the Commission any comments concerning the accuracy of the burden estimate of this Form and any suggestions for reducing the burden of this Form. The Collection informationhas been reviewed by the Office of Management and Budget in accordance with the clearance requirements of 44 U.S.C. 3507.